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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

          Date of Report (Date of earliest event reported): MAY 6, 2004

                           METRETEK TECHNOLOGIES, INC.
                           ---------------------------
             (Exact name of Registrant as specified in its charter)

DELAWARE                                0-19793                 84-11698358
----------------------------    ------------------------    -------------------
(State or other jurisdiction    (Commission File Number)      (I.R.S Employer
of incorporation)                                           Identification No.)

           303 EAST 17TH STREET, SUITE 660, DENVER, COLORADO  80203
           ----------------------------------------------------------
             (Address of principal executive offices)      (Zip code)

       Registrant's telephone number, including area code: (303) 785-8080

                                 NOT APPLICABLE
          -------------------------------------------------------------
          (Former name or former address, if changed since last report)

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ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE.

      On May 6, 2004, Metretek Technologies, Inc., a Delaware corporation (the "Company"), issued a press release announcing that it had completed the previously announced private placement to institutional and accredited investors of 3,510,548 shares of its common stock, par value $.01 per share ("Common Stock"), and warrants to purchase 702,109 shares of its Common Stock (the "Private Placement"), raising gross proceeds of $10.9 million. The price paid in the Private Placement was $3.10 per unit, each unit consisting of one share of Common stock and a warrant to purchase 0.2 shares of Common Stock. Roth Capital Partners, LLC acted as placement agent in the Private Placement.

      The Company received net cash proceeds of approximately $9.9 million from the Private Placement, after deducting transaction expenses including the placement agent's fee. The net proceeds from the Private Placement are intended to be used by the Company principally to meet its mandatory redemption obligations related to its Series B Preferred Stock, par value $.01 per share ("Series B Preferred Stock"), which matures on December 9, 2004, and for other business commitments and initiatives.

      The warrants issued in the Private Placement have an exercise price of $3.41 per share of Common Stock and expire in May 2009. The warrants are callable by the Company commencing one year after issuance if the trading price of the Common Stock is at least two times the warrant exercise price for 30 consecutive trading days and certain other conditions are satisfied. The warrants may be exercised by the holders on a cashless basis, under certain circumstances. In addition to the warrants issued to the investors, the Company has agreed to issue warrants to purchase up to 351,055 shares of Common Stock to the placement agent with the same terms as the warrants issued to the investors. The Company has agreed to file a registration statement with the Securities and Exchange Commission covering resales from time to time of shares of Common Stock issued in the Private Placement or upon the exercise of the warrants.

      In its press release, the Company also announced that certain holders of its outstanding shares of Series B Preferred Stock ("Preferred Shareholders") have converted a total of 2,500 shares of Preferred Stock, including accrued and unpaid dividends, and received upon such conversion approximately 1,209,000 shares of Common Stock plus warrants to purchase approximately 1,209,000 million shares of Common Stock exercisable until June 9, 2005 at an exercise price of $3.0571 per share, which is the same price as the conversion price of the Preferred Stock into each share of Common Stock. The Company has agreed to include the shares of Common Stock issuable upon exercise of such warrants in the registration statement to be filed in connection with the Private Placement.

      In connection with the foregoing transactions, the Board of Directors approved an amendment to the Company's Amended and Restated Rights Agreement, dated as of November 30, 2001 (the "Rights Agreement"). The amendment to the Rights Agreement prevents the Private Placement and the transactions with the Preferred Stockholders, including the acquisition of Common Stock and warrants (including shares of Common Stock issuable upon exercise of such warrants) by the investors and by the Preferred Stockholders, and their acquisition of

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Common Stock upon exercise of the warrants, from triggering the protections contained in the Rights Agreement.

      The full text of the Company's press release is attached hereto as Exhibit
99.1 and incorporated herein by this reference. The terms of the Private Placement are set forth in the following documents attached as exhibits hereto and incorporated herein by this reference: the form of Securities Purchase Agreement, which is attached hereto as Exhibit 10.1; the form of Registration Rights Agreement, which is attached hereto as Exhibit 10.2; and the form of Warrant issued to investors, which is attached hereto as Exhibit 10.3; the form of Warrant issued to the placement agent, which is attached hereto as Exhibit 10.4; and the form of Warrant issued to the Preferred Stockholders, which is attached hereto as Exhibit 10.5. The form of the amendment to the Rights Agreement is attached hereto as Exhibit 10.6 and incorporated herein by this reference.

      The foregoing summaries of the Private Placement and the transactions with the Preferred Stockholders and the amendment to the Rights Agreement are qualified in its entirety by reference to, and should be read in conjunction with, the documents filed as exhibits to this Current Report on Form 8-K and incorporated herein by reference.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

            (c) EXHIBITS

                10.1 Form of Securities Purchase Agreement, dated as of April 29, 2004, by and among Metretek Technologies, Inc. and the purchasers a signatory thereto ("Investors").

                10.2 Form of Registration Rights Agreement, dated as of April 29, 2004, by and among Metretek Technologies, Inc. and the Investors.

                10.3 Form of Warrant, dated May 3, 2004, to be issued by Metretek Technologies, Inc. to the Investors.

                10.4 Form of Warrant, dated May 3, 2004, to be issued by Metretek Technologies, Inc. to Roth Capital Management, LLC, as placement agent.

                10.5 Form of Warrant, dated May 3, 2004, to be issued by Metretek Technologies, Inc. to Roth Capital Management, LLC, as placement agent.

                10.6 Amendment No. 1, dated as of April 22, 2004, to Amended and Restated Rights Agreement between Metretek Technologies, Inc. and ComputerShare Investor Services, LLC.

                99.1 Press Release of Metretek Technologies, Inc., issued May 6, 2004, announcing the successful completion of the private placement.

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                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                 METRETEK TECHNOLOGIES, INC.

                                By: /s/ W. Phillip Marcum
                                    -------------------------------------------
                                    W. Phillip Marcum
                                    President and Chief Executive Officer

Dated: May 6, 2004

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